Exhibit 8.1
July 30, 1998

Commstar Ltd.
555 Richmond Street West
Suite 1108
Toronto, Ontario
M5J 3B1

Ladies and Gentlemen:

                             REGISTRATION STATEMENT
                             ----------------------

     We have acted as Canadian counsel to Commstar Ltd., a Canadian corporation ("Commstar"), in connection with the transaction contemplated in the Acquisition Agreement, effective as of July 14, 1998 (the "Acquisition Agreement"), among Commstar, Applied Cellular Technology, Inc. a Missouri corporation ("Applied") and Western Inbound Network Inc., a Canadian Corporation. Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed to those terms in a Combination Agreement between Commstar and Applied dated as of May 15, 1998 (the "Combination Agreement").

     In arriving at the opinion expressed below, we have examined and relied upon the following documents:

     (a) the Form S-3 Registration Statement as filed with the Securities and Exchange Commission on July 30, 1998 (the "Registration Statement");

     (b)  the Acquisition Agreement, including the Schedules thereto;

     (c)  the Combination Agreement, including the Exhibits thereto;

     (d) the Voting and Exchange Trust Agreement between Applied, Commstar and Montreal Trust Company of Canada;

     (e)  the Support Agreement between Applied and Commstar;


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    (f)  the Plan of Arrangement of Commstar;

     (g)  the Exchangeable Share Provisions; and

     (h) the Call Notice executed by Applied, with effect as of June 30, 1998, regarding Applied's blanket exercise of their Retraction Call Right.

     We have also read and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of Commstar and Applied and such certificates and representations of officers and representatives of Commstar and Applied, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In our examinations, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that: (i) each agreement or document referred to above or otherwise referred to in the Registration Statement represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms, and the entire agreement between the parties with respect to the subject matter thereof; (ii) the parties to each such agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein; (iii) the transactions provided for by each such agreement or otherwise referred to in the Registration Statement were and will be carried out in accordance with their terms; and (iv) each agreement or document referred to above continues in full force and effect, without amendment, as of the date hereof.

     Our opinion is based upon existing Canadian federal income tax laws, regulations and judicial decisions and takes into account administrative pronouncements and proposed amendments that have been publicly announced as at the date hereof (the "Canadian Tax Laws"). No assurance can be provided that any proposed amendments will be enacted in the manner proposed or at all. No assurance can be provided as to the effect any legislative changes to the Canadian Tax Laws might have on our opinion. We are solicitors qualified to practice in the Province of Ontario, Canada and our opinion is limited to the laws of such province and the laws of Canada (including the Canadian Tax Laws), applicable therein. No advance income tax rulings have been sought or obtained from Revenue Canada, Customs, Excise and Taxation ("Revenue Canada") and no assurance can be given that Revenue Canada or any court of law would agree with the opinion set forth herein.

     We have advised Commstar in connection with the summary of Canadian federal income tax consequences that appears in the Registration Statement under the caption "Canadian Tax Considerations" and we confirm that, in our opinion, such discussion describes the material Canadian federal income tax consequences of the Arrangement and the ownership and disposition of Commstar Common Shares, Exchangeable Shares and Applied Common Stock to a holder resident in Canada. While such description discusses the material anticipated Canadian federal income tax consequences applicable to certain holders resident in Canada and holders not resident in Canada, it does not purport to discuss all Canadian federal income tax consequences and our opinion is limited to those Canadian federal income tax consequences specifically discussed therein.


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     We are  furnishing  this  letter in our  capacity  as  Canadian  Counsel to
Commstar and this letter is solely for Commstar's benefit. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

     We consent to the reference to our firm under the caption "Canadian Tax Considerations" in the Registration Statement and we consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                 Yours truly,

                                 /s/ Meighen Demers

                                 MEIGHEN DEMERS